Exhibit 99.1

BGC Partners to Acquire Besso Insurance Group

Leading Lloyd’s Of London Insurance Broker

Complementary Property & Casualty Business

LONDON – 4th January 2017 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners”, “BGC”, or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today announced that it has entered into an agreement to acquire Besso Insurance Group Limited (“Besso”), an independent Lloyd’s of London insurance broker with a strong reputation across Property, Casualty, Marine, Aviation, Professional and Financial Risks and Reinsurance.

Shaun D. Lynn, President of BGC Partners, commented on today’s announcement: “We are excited about this strategic acquisition in the insurance brokerage sector. After extensively researching the insurance brokerage industry, Besso stood out as providing an excellent platform on which to establish a new vertical. Over time, we expect to build a sizable insurance brokerage division within the Company”.

Besso generated revenue of approximately £44 million in the financial year ended December 31, 2016. The transaction is expected to be immediately accretive upon closing.

Through its previous acquisition of U.S. Real Estate Services business, Newmark Grubb Knight Frank, BGC Partners has demonstrated a proven track record of successfully building new brokerage verticals. Since 2011, BGC has increased the revenue run-rate of its Real Estate Services business by more than five times to over $1 billion annually.

“I am delighted that Besso is joining BGC Partners, a large and well capitalised company with a global footprint and demonstrable success in building brokerage businesses”, said Colin Bird, Chairman and CEO, Besso Insurance Group. “The opportunities this deal presents are substantial. BGC and its affiliates have deep relationships with leading companies in real estate, financial services, and other industries, which we believe will help us grow our franchise”.

Upon the close of the transaction, Mr. Bird will continue as Chairman of Besso Insurance Group Limited. Robert Dowman and Russell Nichols will become joint CEOs, each reporting to Mr. Lynn. Until insurance brokerage becomes a larger part of BGC’s business, it is expected to be recorded as part of “Equities, insurance, and other asset classes” brokerage revenues within the Financial Services segment. Details of the transaction were not disclosed, and completion of the transaction is subject to legal and regulatory approvals and certain closing conditions.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, Capitalab, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets.

Real Estate Services are offered through brands including Newmark Grubb Knight Frank, Newmark Cornish & Carey, ARA, Computerized Facility Integration, Landauer Valuation & Advisory, and Excess Space. Under these names, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow the Company at https://twitter.com/bgcpartners and/or https://www.linkedin.com/company/bgc-partners.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, ARA, Computerized Facility Integration, Landauer, Landauer Valuation & Advisory, and Excess Space, Excess Space Retail Services, Inc., and Grubb are trademarks/service marks, and/or registered trademarks/service marks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners Statements in this document regarding BGC’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

About Besso Insurance Group Limited

Founded in 1967, Besso offers insurance broking services across a number of divisions including Property, Casualty, International, Marine, Aviation, Professional and Financial Risks and Reinsurance. The firm covers its markets globally from its headquarters in London, with additional overseas offices in Turkey, Brazil and Hong Kong. Besso Limited, the Lloyd’s of London registered broker and Optex Group Limited, both wholly owned Besso subsidiaries, are Authorized and Regulated in the United Kingdom by the Financial Conduct Authority. The Turkish subsidiary, Besso Sigorta ve Reasürans Brokerliği Ltd, the Brazilian subsidiary, Besso Re Brasil Corretora de Resseguros Ltda and the Hong Kong subsidiary, Besso (Asia Pacific) Limited are regulated in their respective countries.

Please see www.besso.co.uk for more information.

Media Contact: Karen Laureano-Rikardsen + 44 (0) 20 7894 7056	Investor Relations Contact: Jason McGruder +44 (0) 20 7894 7057